Total Luxury Group Enters Into Agreement to Acquire International Apparel Group, Inc.

NEW YORK, NY -- 05/01/2006 -- Total Luxury Group, Inc. (OTC BB: TLEI) is pleased to announce today that it has entered into an agreement to acquire an apparel holding company known as International Apparel Group, Inc., which includes wholly owned subsidiary Original Gear, Inc., and a license with legendary rapper DMC, as well as other licensed and private label production for Converse, Randy Moss, and the NIFL.

"This is the opportunity that we have been searching for, for over a year. This transaction brings us immediate revenue, tremendous growth potential and experienced apparel industry management," stated CEO Sandy J. Masselli.

International Apparel Group, Inc. President Janon Costley stated: "It's a perfect match... With this transaction, we are in a position to grow our current business as well as seek additional licenses and acquisitions in the apparel industry."

The closing is set for no latter then June 1, 2006, prior to which both companies will engage in a short period of additional due diligence.

Following this transaction, the Company intends to actively implement a growth strategy through additional acquisitions and licensed programs.

For additional information: www.IAGFashions.com

About Total Luxury Group, Inc.

Total Luxury Group, Inc., which currently holds a distributorship agreement for MCM, AG, has been seeking additional opportunities within the consumer products industry, for acquisition of companies that have a proven management team, and desirable products or services.

About International Apparel Group, Inc.

International Apparel Group, Inc. is an apparel holding company that through its subsidiary companies manufactures and sells apparel to major retailers and distributors around the world.

Original Gear, Inc., the first subsidiary in the IAG umbrella, manufactures and distributes apparel under company owned trademarks "Original Gear" and "OG," a license from legendary rapper DMC, as well as other licensed and private label production for Converse, Randy Moss, the NIFL and others.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release.

CONTACT:
Total Luxury Group, Inc.
Sandy J. Masselli
732/842-5553

International Apparel Group, Inc.,
Janon Costley
305 /892-6744